EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the registration statement of CHS Electronics, Inc. on Form S-3 dated July 25, 1997 of our report dated February 25, 1997, except as to Notes 17 and 18 for which the date is March 20, 1997, on our audit of the consolidated financial statements and financial statement schedules of Frank and Walter Computer GmbH, as of December 31, 1996, and for the year then ended, which report is included on Form 8-K/A filed by CHS Electronics, Inc. on May 14, 1997.


Moore Stephens, P.C.                        Societete-Treuhand GmbH
New York, New York                          Hannover, Germany
July 25, 1997                               July 25, 1997